ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT is made as of the 7th day of March, 2017 between CAYMAN MULTI-ASSET GROWTH STRATEGY FUND, LTD., a Cayman Islands exempted company hereinafter called the “Company,” and RUSSELL INVESTMENT MANAGEMENT, LLC, a Washington corporation hereinafter called the “Manager.”

WHEREAS, the Company has been organized as a wholly-owned subsidiary of Multi-Asset Growth Strategy Fund (the “Fund”), a series of Russell Investment Company (the “RIC”), a business trust organized under the laws of the Commonwealth of Massachusetts, and subject to the Investment Company Act of 1940, as amended (the “1940 Act”) and the rules and regulations promulgated thereunder (the “Rules”). The Company has been organized to act for and on behalf of the Fund in order to effect certain investments on behalf of the Fund consistent with the Fund’s investment objectives and policies specified in its prospectus and statement of additional information (together, and as each may be amended, restated or otherwise modified from time to time, the “Prospectus”); and

WHEREAS, the Manager is registered as an investment adviser under the Investment Adviser’s Act of 1940 and will engage in the business of rendering investment advisor, counseling, money manager recommendation, and supervisory services to investment consulting clients; and the Manager and its affiliated corporations have undertaken the initiative and expense of organizing the Company in order to provide services to the Company in consideration of and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Company and the Manager agree as follows:

1.

Employment of the Manager. The Company hereby appoints the Manager to manage the investment and reinvestment of the Company’s assets and to administer its business and administrative operations, subject to the direction of the Board of Directors and the officers of the Company, for the period, in the manner, and on the terms hereinafter set forth. The Manager hereby accepts such appointment and agrees during such period to render the services and to assume the obligations herein set forth. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Company in any way.

2.	Obligations of and Services to be provided by the Manager. The Manager undertakes to provide the services hereinafter set forth and to assume the following obligations:

A.	Investment Management Services.

(1)

The Company intends to appoint one or more persons or companies (“Money Manager[s]”) for segments of the Company, and each Money Manager shall have full investment discretion and shall make all determinations with respect to the investment of the Company’s assets assigned to the Money Manager and the purchase and sale of portfolio securities and other instruments with those assets, and such steps as may be necessary to implement its decision. The Manager shall not be responsible or liable for the investment merits or any decision by a Money Manager to purchase, hold, or sell a security or other instrument for the Company’s portfolio.

(2)

The Manager shall, subject to and in accordance with the investment objectives and policies of the Company and any directions which the Company’s Board of Directors may issue to the Manager, have: (i) overall supervisory responsibility for the general management and investment of the Company’s assets and portfolios; and (ii) full investment discretion to make all determinations with respect to the investment of Company assets not assigned to a Money Manager.

(3)

The Manager shall develop overall investment programs and strategies for the Company, or segments thereof, shall revise such programs as necessary, and shall monitor and report periodically to the Board of Directors concerning the implementation of the Programs.

(4)

The Manager shall research and evaluate Money Managers and shall advise the Board of Directors of the Company of the Money Managers which the Manager believes are best suited to invest the assets of the Company; shall monitor and evaluate the investment performance of each Money Manager appointed by the Company; shall determine the portion of the Company’s assets to be managed by each Money Manager; shall recommend changes or additions of Money Managers when appropriate; shall coordinate the investment activities of the Money Managers; and acting as a fiduciary for the Company shall compensate the Money Managers.

(5)	The Manager shall render to the Company’s Board of Directors such periodic reports concerning the Company’s business and investments as the Board of Directors shall reasonably request.

B.	Use of Affiliates’ Research and Other Resources.

The Manager is hereby authorized to utilize the research and other resources of its affiliates in providing the Investment Management Services specified in Subsection “A,” above. The Company shall not be obligated to pay any fee to an affiliate of the Manager for these services.

C.	Provision of Information Necessary for Preparation of Organizational Documents, Amendments and Other Materials.

The Manager will make available and provide financial, accounting, and statistical information required by the Company for the preparation of organizational documents, reports, and other documents required by applicable laws, and with such information as the Company may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Company’s shares.

D.	Other Obligations and Services.

The Manager shall make available its officers and employees to the Board of Directors and officers of the Company for consultation and discussions regarding the administration and management of the Company and its investment activities.

3.

Execution and Allocation of Portfolio Brokerage Commissions. The Manager or the Money Managers, subject to and in accordance with any directions which the Company’s Board of Directors may issue from time to time, shall place, in the name of the Company, orders for the execution of the Company’s portfolio transactions. When placing such orders, the primary objective of the Manager and Money Managers shall be to obtain the best net price and execution for the Company, but this requirement shall not be deemed to obligate the Manager or a Money Manager to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied. The Company recognizes that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in selecting among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish “brokerage and research services” (as defined in Section 28(e)(3) of the Securities and Exchange Act of 1934) or statistical quotations and other information to the Company, the Manager and/or the Money Managers in accord with the standards set forth below. Moreover, to the extent that it continues to be lawful to do so and so long as the Board determines as a matter of general policy that the Company will benefit, directly or indirectly, by doing so, the Manager or a Money Manager may place orders with a broker who charges a commission for that transaction which is in excess of the amount of commission that another broker would have charged for effecting that transaction, provided that the excess commission is reasonable in relation to the value of brokerage and research services provided by that broker. Accordingly, the Company and the Manager agree that the Manager and the Money Managers shall select brokers for the execution of the Company’s portfolio transactions from among:

A.

Those brokers and dealers who provide brokerage and research services, or statistical quotations and other information to the Company, specifically including the quotations necessary to determine the Company’s net assets, in such amount of total brokerage as may reasonably be required in light of such services;

B.

Those brokers and dealers supply brokerage and research services to the Manager and/or its affiliated corporations, or the Money Managers, which relate directly to portfolio securities or other instruments, actual or potential, of the Company, or which place the Manager or Money Managers in a better position to make decisions in connection with the management of the Company’s assets and portfolios, whether or not such data may also be useful to the Manager and its affiliates, or the Money Managers and their affiliates, in managing other portfolios or advising other clients, in such amount of total brokerage as may reasonably be required; and

C.

Russell Investments Implementation Services, LLC, an affiliate of the Manager, when the Manager or Money Manager has determined that the Company will receive competitive execution, price, and commission. The Manager shall render regular reports to the Company, not more frequently than quarterly, of how much total brokerage business has been placed with Russell Investments Implementation Services, LLC, and the manner in which the allocation has been accomplished.

The Manager agrees and each Money Manager will be required to agree, that no investment decision will be made or influenced by a desire to provide brokerage for allocation in accordance with the foregoing, and that the right to make such allocation of brokerage shall not interfere with the Manager’s or Money Manager’s primary duty to obtain the best net price and execution for the Company.

4.	Expenses of the Company. It is understood that the Company will pay all its expenses other than those expressly assumed by the Manager herein. Expenses payable by the Company shall include:

A.	Expenses of all audits by independent public accountants;

B.	Expenses of transfer agent, registrar, dividend disbursing agent, and shareholder recordkeeping services;

C.	Expenses of custodial services including recordkeeping services provided by the Custodian;

D.	Expenses of obtaining quotations for calculating the value of the Company’s net assets;

E.	Expenses of obtaining Portfolio Activity Reports and Analyses of International Management reports for each portfolio of the Company;

F.	Expenses of maintaining the Company’s tax records;

G.	Salaries and other compensation of any of the Company’s executive officers and employees, if any, who are not officers, directors, stockholders, or employees of the Manager;

H.	Taxes levied against the Company;

I.	Brokerage fees and commissions in connection with the purchase and sale of portfolio securities, instruments or currency for the Company;

J.	Costs, including the interest expense, of borrowing money;

K.

Costs and/or fees incident to meetings of the Company, the preparation and mailings of prospectuses and reports of the Company to its Shareholders, the filing of reports with regulatory bodies, the maintenance of the Company’s existence, and the registration of shares with federal and state securities authorities;

L.	Legal fees, including the legal fees related to the registration and continued qualification of the Company shares for sale;

M.	Costs of printing stock certificates representing shares of the Company;

N.	Directors’ fees and expenses to Directors who are not officers, employees, or stockholders of the Manager or any of its affiliates;

O.	Association membership dues;

P.

Extraordinary expenses as may arise including expenses incurred in connection with litigation, proceedings, other claims, and the legal obligations of the Company to indemnify its Directors, officers, employees, Shareholders, distributors, and agents with respect thereto; and

Q.	All other expenses not otherwise assumed by the Manager herein.

5.	Activities and Affiliates of the Manager.

A.

The services of the Manager and its affiliated corporations to the Company hereunder are not to be deemed exclusive, and the Manager and any of its affiliates shall be free to render similar services to others.

(1)

The Manager and its affiliated corporations shall use the same skill and care in the management of the Company’s portfolios as they use in the administration of other accounts to which they provide asset management consulting and manager selection services, but they shall not be obligated to give the Company more favorable or preferential treatment vis-a-vis their other clients.

(2)

The Company expressly recognizes that RIC is a client and an affiliate of the Manager and RIC receives substantially the same portfolio structuring and money manager selection services from the affiliate as does the Company; that RIC has, or may have, commingled investment funds with substantially the same investment objectives, strategies, and programs as the Company; that RIC was organized by and at the expense of the Manager or of a corporation affiliated with the Manager for the express purpose of offering the same type of investment management services to the Company’s Shareholders; and that over time RIC may utilize some of the same money managers and have similar portfolio holdings.

B.

It is understood that Directors, officers, agents, and Shareholders of the Company are or may be interested in the Manager or its affiliates as directors, agents, or stockholders of the Manager or its affiliates are or may be interested in the Company as Directors, officers, agents, Shareholders, or otherwise; that the Manager or its affiliates may be interested in the Company as Shareholders or otherwise.

6.	Compensation of the Manager.

A.

The Manager shall receive from the Company an annual management fee, accrued daily at the rate of 1/365th of the applicable management fee and payable following the last day of each month. The annual management fee, including the fee payable to the Money Managers, shall be computed based on the following annual percentage of the Company’s average daily net assets during the month: 0.85% of the first $2 billion, 0.81% of the next $3 billion, 0.78% of the next $5 billion and 0.76% in excess of $10 billion.

From this management fee, the Manager, acting as a fiduciary of the Company, shall compensate the Money Managers.

7.	Liabilities of the Manager.

A.

In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder or on the part of the Manager or its corporate affiliates, the Manager and its corporate affiliates shall not be subject to liability to the Company or to any Shareholder of the Company for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any security or other instrument.

8.	Renewal, Termination and Assignment.

A.	This Agreement, which shall become effective on and as of March 7th, 2017, may be terminated without the payment of any penalty at any time by the Manager or the Company;

B.	Termination of this Agreement does not affect any:

(i)	Transactions properly entered into prior to termination;

(ii)	Other claims which either party may have against the other.

C.	No assignment (as defined in the Investment Advisers Act of 1940) of this Agreement shall be made by the Manager without the consent of the Company.

9.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

10.

Use of Name. The parties hereto acknowledge that: (i) the Company has been granted non-exclusive use of the name “Russell Investments,” subject to certain restrictions and limitations; and (ii) the Company’s use of the name may be withdrawn.

11.

No Third-Party Beneficiaries. The parties to this Agreement do not intend for this Agreement to benefit any third party, including without limitation a record owner or beneficial owner of the Company’s shares or the Fund’s shares that is not expressly identified as a party to this Agreement. The terms of this Agreement may be enforced solely by a party to this Agreement.

12.

Governing Law. To the extent that state law shall not have been preempted by the provisions of any laws of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed, and enforced according to the laws of the State of Washington excluding the laws relating to conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

CAYMAN MULTI-ASSET GROWTH STRATEGY FUND, LTD.
Attest:
By:	/s/Jessica Gates	By:	/s/Mark Swanson
Name:	Jessica Gates	Name:	Mark Swanson
Title:	Secretary	Title:	Director

RUSSELL INVESTMENT MANAGEMENT, LLC
Attest:
By:	/s/Jessica Gates	By:	/s/Jeffrey Hussey
Name:	Jessica Gates	Name:	Jeffrey Hussey
Title:	Secretary	Title:	President

Cayman Multi-Asset Growth Strategy Fund Advisory Contract